News Release

Contact:
	Steve Dale Media Relations (612) 303-0784	H.D. McCullough Investor Relations (612) 303-0786	Judith T. Murphy Investor Relations (612) 303-0783

U.S. BANCORP REPORTS RECORD NET INCOME OF $1 BILLION FOR THE FIRST QUARTER 2004

EARNINGS SUMMARY					Table 1

($ in millions, except per-share data)				Percent	Percent
				Change	Change
	1Q	4Q	1Q	1Q04 vs	1Q04 vs
	2004	2003	2003	4Q03	1Q03
Income from continuing operations, net	$1,008.4	$970.3	$884.1	3.9	14.1
Net income	1,008.4	977.0	884.8	3.2	14.0

Earnings per share from continuing operations (diluted)	0.52	0.50	0.46	4.0	13.0
Earnings per share (diluted)	0.52	0.50	0.46	4.0	13.0

Return on average assets (%)	2.14	2.05	1.95
Return on average equity(%)	20.7	19.4	19.1
Efficiency ratio (%)	47.0	43.1	48.5

Dividends declared per share	$0.24	$0.24	$0.205	—	17.1
Book value per share (period-end)	10.23	10.01	9.83	2.2	4.1
Net interest margin (%)	4.29	4.42	4.59

     MINNEAPOLIS, April 20, 2004 — U.S. Bancorp (NYSE: USB) today reported net income of $1,008.4 million for the first quarter of 2004, compared with $884.8 million for the first quarter of 2003. Net income of $.52 per diluted share in the first quarter of 2004 was higher than the same period of 2003 by $.06 (13.0 percent). Return on average assets and return on average equity were 2.14 percent and 20.7 percent, respectively, for the first quarter of 2004, compared with returns of 1.95 percent and 19.1 percent, respectively, for the first quarter of 2003.

     U.S. Bancorp Chairman, President and Chief Executive Officer Jerry A. Grundhofer said, “Our Company’s first quarter results, highlighted by achieving record net income of $1 billion, demonstrate that we are well on our way toward reaching our financial goals for 2004. We expect our industry-leading return on average assets and return on average equity of 2.14 percent and 20.7 percent, respectively, to show modest improvement as the year progresses. We had continued improvement in our credit quality, growth in our fee based businesses and improvement in our overall operating efficiency. During the first quarter, we continued to benefit from growth in both

U.S. Bancorp Reports First Quarter 2004 Results
April 20, 2004

consumer deposit accounts and loans, and we began to see signs of growth in commercial loans. As the economy improves, we are optimistic that this segment will become even stronger.

     “With all integration activity completed and credit quality issues abating, we are now focused on generating revenue growth. We remain committed to growing revenue faster than expense, achieving industry leading performance metrics, reaching the top quartile in credit quality, sustaining industry leading capital generation, and returning 80% of our earnings to shareholders; all while providing exceptional customer service. We have the people, the products and services, the advanced technology, the low-cost provider leadership position and the commitment to customer service we need to continue to build and grow this franchise. I am looking forward to the rest of 2004 and what our Company can, and will, accomplish.”

     The Company’s results for the first quarter of 2004 improved over the same period of 2003, primarily due to growth in fee based products and services, as well as controlled operating expense and lower credit costs. Included in the current quarter was a $90.0 million reduction in income tax expense related to the resolution of federal tax examinations covering substantially all of the Company’s legal entities for the years 1995 through 1999. The first quarter of 2004 also included the recognition of $109.3 million ($71.7 million on an after-tax basis) of mortgage servicing rights (“MSR”) impairment, driven by lower interest rates and related prepayments, and a $35.4 million expense ($23.2 million on an after-tax basis) associated with the prepayment of a portion of the Company’s long term debt. The Company took no securities gains in the quarter to offset MSR impairment.

     Total net revenue on a taxable-equivalent basis for the first quarter of 2004 was $45.5 million (1.4 percent) lower than the first quarter of 2003, primarily reflecting a $140.7 million reduction in gains on the sale of securities. Favorable revenue growth in the majority of fee based products and services categories partially offset the reduction in securities gains.

     Total noninterest expense in the first quarter of 2004 was essentially flat to the first quarter of 2003, primarily reflecting a $17.6 million reduction in merger and restructuring-related charges, an $11.6 million favorable change in the recognition of MSR impairment and cost savings from completed integration activities. These positive variances were partially offset by expense increases in employee benefits, professional services, marketing and business development and other expense, the latter of which included a $35.4 million charge related to the debt prepayment.

U.S. Bancorp Reports First Quarter 2004 Results
April 20, 2004

     Provision for credit losses for the first quarter of 2004 was $235.0 million, a decrease of $100.0 million (29.9 percent) from the first quarter of 2003. Net charge-offs in the first quarter of 2004 were $233.9 million, compared with the fourth quarter of 2003 net charge-offs of $285.1 million and the first quarter of 2003 net charge-offs of $333.8 million. The decline in losses from a year ago was primarily the result of an improving credit risk profile and collection efforts. Total nonperforming assets declined to $1,046.6 million at March 31, 2004, from $1,148.1 million at December 31, 2003 (8.8 percent), and $1,362.6 million at March 31, 2003 (23.2 percent). The ratio of the allowance for credit losses to nonperforming loans was 258 percent at March 31, 2004, compared with 232 percent at December 31, 2003, and 194 percent at March 31, 2003.

     On December 31, 2003, the Company completed the spin-off of Piper Jaffray Companies (NYSE: PJC). In connection with the spin-off, accounting rules require that the financial statements be restated for all prior periods. As such, historical financial results related to Piper Jaffray Companies have been segregated and accounted for in the Company’s financial statements as discontinued operations. Net income in the first quarter of 2003 and fourth quarter of 2003 included after-tax income from the discontinued operations of Piper Jaffray Companies of $.7 million and $6.7 million, respectively, which had an immaterial impact on diluted earnings per share.

U.S. Bancorp Reports First Quarter 2004 Results
April 20, 2004

INCOME STATEMENT HIGHLIGHTS					Table 2

(Taxable-equivalent basis, $ in millions,				Percent	Percent
except per-share data)				Change	Change
	1Q	4Q	1Q	1Q04 vs	1Q04 vs
	2004	2003	2003	4Q03	1Q03
Net interest income	$1,779.0	$1,816.7	$1,776.7	(2.1)	0.1
Noninterest income	1,318.3	1,296.6	1,366.1	1.7	(3.5)

Total net revenue	3,097.3	3,113.3	3,142.8	(0.5)	(1.4)
Noninterest expense	1,454.9	1,342.4	1,454.6	8.4	—
Provision for credit losses	235.0	286.0	335.0	(17.8)	(29.9)

Income from continuing operations before income taxes	1,407.4	1,484.9	1,353.2	(5.2)	4.0
Taxable-equivalent adjustment	7.2	7.2	7.3	—	(1.4)
Applicable income taxes	391.8	507.4	461.8	(22.8)	(15.2)

Income from continuing operations	1,008.4	970.3	884.1	3.9	14.1
Income from discontinued operations (after-tax)	—	6.7	0.7	nm	nm

Net income	$1,008.4	$977.0	$884.8	3.2	14.0

Diluted earnings per share:
Income from continuing operations	$0.52	$0.50	$0.46	4.0	13.0
Discontinued operations	—	—	—	—	—

Net income	$0.52	$0.50	$0.46	4.0	13.0

Net Interest Income

     First quarter net interest income on a taxable-equivalent basis was $1,779.0 million, compared with $1,776.7 million recorded in the first quarter of 2003. Average earning assets for the period increased over the first quarter of 2003 by $10.2 billion (6.6 percent), primarily driven by increases in investment securities, residential mortgages, and retail loans, partially offset by a decline in commercial loans and loans held for sale related to mortgage banking activities. The net interest margin in the first quarter of 2004 was 4.29 percent, compared with 4.42 percent in the fourth quarter of 2003 and 4.59 percent in the first quarter of 2003. The decline in the net interest margin in the first quarter of 2004 from the first quarter of 2003 primarily reflected growth in lower-yielding investment securities as a percent of total earning assets, a change in loan mix, and a decline in the margin benefit from net free funds due to lower interest rates. In addition, the net interest margin declined year-over-year as a result of consolidating high credit quality, low margin

U.S. Bancorp Reports First Quarter 2004 Results
April 20, 2004

loans from Stellar Funding Group, Inc., a commercial loan conduit, onto the Company’s balance sheet during the third quarter of 2003. The decline in the net interest margin in the first quarter of 2004 from the fourth quarter of 2003 reflected a similar change in earning asset mix.

NET INTEREST INCOME					Table 3

(Taxable-equivalent basis; $ in millions)
				Change	Change
	1Q	4Q	1Q	1Q04 vs	1Q04 vs
	2004	2003	2003	4Q03	1Q03
Components of net interest income
Income on earning assets	$2,265.3	$2,294.9	$2,338.5	$(29.6)	$(73.2)
Expense on interest-bearing liabilities	486.3	478.2	561.8	8.1	(75.5)

Net interest income	$1,779.0	$1,816.7	$1,776.7	$(37.7)	$2.3

Average yields and rates paid
Earning assets yield	5.47%	5.58%	6.05%	(0.11)%	(0.58)%
Rate paid on interest-bearing liabilities	1.45	1.44	1.82	0.01	(0.37)

Gross interest margin	4.02%	4.14%	4.23%	(0.12)%	(0.21)%

Net interest margin	4.29%	4.42%	4.59%	(0.13)%	(0.30)%

Average balances
Investment securities	$44,744	$40,774	$34,220	$3,970	$10,524
Loans	118,810	119,300	116,311	(490)	2,499
Earning assets	166,359	163,705	156,126	2,654	10,233
Interest-bearing liabilities	134,966	131,990	124,669	2,976	10,297
Net free funds*	31,393	31,715	31,457	(322)	(64)

*	Represents noninterest-bearing deposits, allowance for loan losses, unrealized gain (loss) on available-for-sale securities, non-earning assets, other non-interest bearing liabilities and equity

U.S. Bancorp Reports First Quarter 2004 Results
April 20, 2004

AVERAGE LOANS					Table 4

($ in millions)				Percent	Percent
				Change	Change
	1Q	4Q	1Q	1Q04 vs	1Q04 vs
	2004	2003	2003	4Q03	1Q03
Commercial	$33,629	$35,080	$36,339	(4.1)	(7.5)
Lease financing	4,902	4,959	5,251	(1.1)	(6.6)

Total commercial	38,531	40,039	41,590	(3.8)	(7.4)
Commercial mortgages	20,554	20,230	20,241	1.6	1.5
Construction and development	6,556	7,060	6,542	(7.1)	0.2

Total commercial real estate	27,110	27,290	26,783	(0.7)	1.2
Residential mortgages	13,610	13,374	10,124	1.8	34.4
Credit card	5,878	5,713	5,389	2.9	9.1
Retail leasing	6,192	5,895	5,750	5.0	7.7
Home equity and second mortgages	13,376	13,084	13,470	2.2	(0.7)
Other retail	14,113	13,905	13,205	1.5	6.9

Total retail	39,559	38,597	37,814	2.5	4.6

Total loans	$118,810	$119,300	$116,311	(0.4)	2.1

     Average loans for the first quarter of 2004 were $2.5 billion (2.1 percent) higher than the first quarter of 2003, primarily due to growth in average residential mortgages of $3.5 billion (34.4 percent) and retail loans of $1.7 billion (4.6 percent) year-over-year. Total commercial loans declined by $3.1 billion (7.4 percent), while total commercial real estate loans increased by $327 million (1.2 percent). Although the consolidation of loans from the Stellar commercial loan conduit had a positive impact on average loan balances year-over-year, soft economic conditions throughout much of 2003 led to the overall decrease in total commercial loans. Average loans for the first quarter of 2004 were lower than the fourth quarter of 2003 by $490 million (.4 percent), reflecting reductions in commercial and commercial real estate loans, partially offset by growth in both residential mortgages and retail loans. While average commercial loans declined for the quarter, the Company’s ending commercial loan balances increased by $480 million from December 31, 2003.

      Average investment securities in the first quarter of 2004 were $10.5 billion (30.8 percent) higher than the first quarter of 2003, reflecting the reinvestment of proceeds from declining

U.S. Bancorp Reports First Quarter 2004 Results
April 20, 2004

commercial loan balances and deposit growth from a year ago. Investment securities at March 31, 2004, were $15.0 billion higher than at March 31, 2003, and $2.1 billion higher than the balance at December 31, 2003. During the first quarter of 2004, the Company continued to acquire floating-rate securities and shorter-term fixed-rate securities as part of its asset/liability management activities.

AVERAGE DEPOSITS					Table 5

($ in millions)				Percent	Percent
				Change	Change
	1Q	4Q	1Q	1Q04 vs	1Q04 vs
	2004	2003	2003	4Q03	1Q03
Noninterest-bearing deposits	$29,025	$29,647	$32,824	(2.1)	(11.6)
Interest-bearing deposits
Interest checking	20,948	20,595	17,536	1.7	19.5
Money market accounts	34,397	35,351	28,683	(2.7)	19.9
Savings accounts	5,898	5,708	5,272	3.3	11.9

Savings products	61,243	61,654	51,491	(0.7)	18.9
Time certificates of deposit less than $100,000	13,618	14,182	17,218	(4.0)	(20.9)
Time deposits greater than $100,000	12,133	10,786	14,282	12.5	(15.0)

Total interest-bearing deposits	86,994	86,622	82,991	0.4	4.8

Total deposits	$116,019	$116,269	$115,815	(0.2)	0.2

     Average noninterest-bearing deposits for the first quarter of 2004 were lower than the first quarter of 2003 by $3.8 billion (11.6 percent). The change was primarily due to lower deposits associated with mortgage banking activities and a decline in Federal government deposits related to their decision in the third quarter of 2003 to pay for treasury management services rather than maintain compensating balances. Average interest-bearing deposits increased by $4.0 billion (4.8 percent) over the first quarter of 2003, driven by increases in savings products balances, partially offset by decreases in time certificates of deposit less than $100,000 and time deposits greater than $100,000.

     Average noninterest-bearing deposits for the first quarter of 2004 were $622 million (2.1 percent) lower than the fourth quarter of 2003 due to lower deposits associated with mortgage banking activities and corporate banking. Average interest-bearing deposits were slightly higher than the fourth quarter of 2003 (.4 percent), primarily due to increases in time deposits greater than

U.S. Bancorp Reports First Quarter 2004 Results
April 20, 2004

$100,000, interest checking and savings accounts, partially offset by decreases in money market accounts and time certificates of deposit less than $100,000. Noninterest-bearing deposits at March 31, 2004, were lower than at March 31, 2003, by $3.4 billion (9.8 percent) and were $1.4 billion (4.3 percent) lower than at December 31, 2003.

NONINTEREST INCOME					Table 6

($ in millions)				Percent	Percent
				Change	Change
	1Q	4Q	1Q	1Q04 vs	1Q04 vs
	2004	2003	2003	4Q03	1Q03
Credit and debit card revenue	$141.8	$153.4	$127.4	(7.6)	11.3
Corporate payment products revenue	94.8	88.7	86.0	6.9	10.2
ATM processing services	42.2	40.3	42.4	4.7	(0.5)
Merchant processing services	141.1	146.0	127.3	(3.4)	10.8
Trust and investment management fees	248.6	246.6	228.6	0.8	8.7
Deposit service charges	185.2	186.6	163.2	(0.8)	13.5
Treasury management fees	117.5	116.3	112.0	1.0	4.9
Commercial products revenue	110.4	98.5	104.2	12.1	6.0
Mortgage banking revenue	94.2	91.9	95.4	2.5	(1.3)
Investment products fees and commissions	39.3	36.2	35.1	8.6	12.0
Securities gains (losses), net	—	(0.1)	140.7	nm	nm
Other	103.2	92.2	103.8	11.9	(0.6)

Total noninterest income	$1,318.3	$1,296.6	$1,366.1	1.7	(3.5)

Noninterest Income

     First quarter noninterest income was $1,318.3 million, a decrease of $47.8 million (3.5 percent) from the same quarter of 2003, and a $21.7 million (1.7 percent) increase over the fourth quarter of 2003. The decline in noninterest income in the first quarter of 2004 from the first quarter of 2003 was driven by a $140.7 million reduction in gains on the sale of securities, partially offset by increases in most other categories of noninterest income. Credit and debit card revenue and corporate payment products revenue were higher in the first quarter of 2004 than the first quarter of 2003 by $14.4 million (11.3 percent) and $8.8 million (10.2 percent), respectively. Although credit and debit card revenue grew year-over-year, the growth was somewhat muted due to the impact of the settlement of the antitrust litigation brought against VISA USA and Mastercard by Wal-Mart Stores, Inc., Sears Roebuck & Co. and other retailers, which lowered the interchange

U.S. Bancorp Reports First Quarter 2004 Results
April 20, 2004

rate on signature debit transactions beginning in August 2003. The year-over-year impact of the VISA settlement on credit and debit card revenue was approximately $8.2 million. This change in the interchange rate, in addition to higher customer loyalty rewards expenses, however, were more than offset by increases in transaction volumes and other rate adjustments. The corporate payment products revenue growth reflected growth in sales and card usage. Merchant processing services revenue was higher in the first quarter of 2004 than the same quarter of 2003 by $13.8 million (10.8 percent), reflecting an increase in transaction volume, partially offset by lower processing spreads due to a change in the mix of merchants. The favorable variance in trust and investment management fees of $20.0 million (8.7 percent) in the first quarter of 2004 over the same period of 2003 was principally driven by higher equity market valuations year-over-year. Deposit service charges were higher year-over-year by $22.0 million (13.5 percent) due to account growth and revenue enhancement initiatives. Treasury management fees grew by $5.5 million (4.9 percent) in the first quarter of 2004 over the same period of 2003. The increase in treasury management fees year-over-year was partially driven by a change during the third quarter of 2003 in the Federal government’s payment methodology for treasury management services from compensating balances, reflected in net interest income, to fees. Commercial products revenue increased by $6.2 million (6.0 percent) over the first quarter of 2003 due to higher letter of credit, foreign exchange, syndication, and leasing fees, partially offset by a reduction in conduit servicing revenue. The $4.2 million (12.0 percent) increase in investment products fees and commissions reflected higher sales activity in the Consumer Banking business line. Offsetting these favorable variances were slight declines in mortgage banking revenue and other income year-over-year.

     Noninterest income increased in the first quarter of 2004 by $21.7 million (1.7 percent) over the fourth quarter of 2003, the net result of favorable variances in corporate payment products revenue, ATM processing services, trust and investment management fees, treasury management fees, commercial products revenue, mortgage banking revenue, investment products fees and commissions and other income, partially offset by seasonally lower credit and debit card revenue and merchant processing services. Corporate payment products revenue, ATM processing services, commercial products revenue, and investment products fees and commissions rose due to higher processing volumes and product sales. Mortgage banking revenue increased due to higher servicing fee income, partially offset by lower fees from originations and loan sales. Other income was higher by $11.0 million (11.9 percent), the net result of lower end of term lease residual losses

U.S. Bancorp Reports First Quarter 2004 Results
April 20, 2004

partially offset by a decrease in revenue from equity investments relative to the fourth quarter of 2003.

NONINTEREST EXPENSE					Table 7

($ in millions)				Percent	Percent
				Change	Change
	1Q	4Q	1Q	1Q04 vs	1Q04 vs
	2004	2003	2003	4Q03	1Q03
Compensation	$535.8	$539.4	$546.0	(0.7)	(1.9)
Employee benefits	100.2	81.3	91.7	23.2	9.3
Net occupancy and equipment	155.7	161.6	161.3	(3.7)	(3.5)
Professional services	32.4	44.2	26.4	(26.7)	22.7
Marketing and business development	35.3	50.8	29.8	(30.5)	18.5
Technology and communications	101.7	106.3	104.9	(4.3)	(3.1)
Postage, printing and supplies	61.6	61.8	60.4	(0.3)	2.0
Other intangibles	226.1	124.2	235.1	82.0	(3.8)
Merger and restructuring-related charges	—	7.6	17.6	nm	nm
Other	206.1	165.2	181.4	24.8	13.6

Total noninterest expense	$1,454.9	$1,342.4	$1,454.6	8.4	—

Noninterest Expense

     First quarter noninterest expense totaled $1,454.9 million, essentially flat to noninterest expense for the first quarter of 2003. Favorable variances in merger and restructuring-related charges of $17.6 million and other intangibles of $9.0 million (3.8 percent), along with general cost savings from completed integration activities were offset by increases in employee benefits, professional services, marketing and business development, postage, printing and supplies and other expense. Other expense in the first quarter of 2004 included a $35.4 million charge related to the prepayment of a portion of the Company’s debt.

     Noninterest expense in the first quarter of 2004 was higher than the fourth quarter of 2003 by $112.5 million (8.4 percent). The unfavorable variance from the fourth quarter of 2003 was primarily due to the recognition of $109.3 million of MSR impairment and a $35.4 million charge in other expense related to the prepayment of a portion of the Company’s debt in the first quarter of 2004. The fourth quarter of 2003 did not include expense related to changes in MSR valuations. In addition, seasonally high payroll taxes contributed to the unfavorable variance in employee

U.S. Bancorp Reports First Quarter 2004 Results
April 20, 2004

benefits quarter-over-quarter. Partially offsetting these variances were reductions in all other expense categories, reflecting on-going expense management activities.

U.S. Bancorp Reports First Quarter 2004 Results
April 20, 2004

ALLOWANCE FOR CREDIT LOSSES					Table 8

($ in millions)	1Q	4Q	3Q	2Q	1Q
	2004	2003	2003	2003	2003
Balance, beginning of period	$2,368.6	$2,367.7	$2,367.6	$2,408.5	$2,422.0
Net charge-offs
Commercial	53.6	100.9	123.9	122.9	137.9
Lease financing	21.3	14.9	19.2	26.9	23.0

Total commercial	74.9	115.8	143.1	149.8	160.9
Commercial mortgages	4.6	10.0	5.9	9.3	2.9
Construction and development	4.7	2.9	4.6	2.5	1.0

Total commercial real estate	9.3	12.9	10.5	11.8	3.9

Residential mortgages	7.3	7.2	7.3	6.5	5.9

Credit card	63.4	62.3	59.3	64.5	68.7
Retail leasing	11.0	11.3	12.2	12.6	13.9
Home equity and second mortgages	19.5	20.4	23.2	23.9	25.4
Other retail	48.5	55.2	54.3	53.8	55.1

Total retail	142.4	149.2	149.0	154.8	163.1

Total net charge-offs	233.9	285.1	309.9	322.9	333.8

Provision for credit losses	235.0	286.0	310.0	323.0	335.0
Acquisitions and other changes	—	—	—	(41.0)	(14.7)

Balance, end of period	$2,369.7	$2,368.6	$2,367.7	$2,367.6	$2,408.5

Components
Allowance for loan losses	$2,238.3	$2,235.0	$2,241.2	$2,266.2	$2,295.0
Liability for unfunded credit commitments*	131.4	133.6	126.5	101.4	113.5

Total allowance for credit losses	$2,369.7	$2,368.6	$2,367.7	$2,367.6	$2,408.5

Net charge-offs to average loans(%)	0.79	0.95	1.02	1.10	1.16
Allowance for credit losses as a percentage of:
Period-end loans	1.98	2.00	1.98	1.98	2.06
Nonperforming loans	258	232	202	194	194
Nonperforming assets	226	206	180	174	177

*	During the first quarter of 2004, the Company reclassified the portion of its allowance for credit losses related to commercial off-balance sheet loan commitments and letters of credit to a separate liability account.

Credit Quality

     The allowance for credit losses was $2,369.7 million at March 31, 2004, compared with the allowance for credit losses of $2,368.6 million at December 31, 2003, and $2,408.5 million at March 31, 2003. The ratio of the allowance for credit losses to period-end loans was 1.98 percent at March 31, 2004, compared with 2.00 percent at December 31, 2003, and 2.06 percent at March

U.S. Bancorp Reports First Quarter 2004 Results
April 20, 2004

31, 2003. The ratio of the allowance for credit losses to nonperforming loans was 258 percent at March 31, 2004, compared with 232 percent at December 31, 2003, and 194 percent at March 31, 2003. Total net charge-offs in the first quarter of 2004 were $233.9 million, compared with the fourth quarter of 2003 net charge-offs of $285.1 million and the first quarter of 2003 net charge-offs of $333.8 million.

     Commercial and commercial real estate loan net charge-offs were $84.2 million for the first quarter of 2004, or .52 percent of average loans outstanding, compared with $128.7 million, or .76 percent of average loans outstanding, in the fourth quarter of 2003 and $164.8 million, or .98 percent of average loans outstanding, in the first quarter of 2003. The decline in net charge-offs was broad-based across most industries within the commercial loan portfolio.

     Retail loan net charge-offs of $142.4 million in the first quarter of 2004 were $6.8 million (4.6 percent) lower than the fourth quarter of 2003 and $20.7 million (12.7 percent) lower than the first quarter of 2003. Retail loan net charge-offs as a percent of average loans outstanding were 1.45 percent in the first quarter of 2004, compared with 1.53 percent and 1.75 percent in the fourth quarter of 2003 and first quarter of 2003, respectively. Lower levels of retail loan net charges-offs principally reflected the Company’s improvement in ongoing collection efforts and risk management.

U.S. Bancorp Reports First Quarter 2004 Results
April 20, 2004

CREDIT RATIOS					Table 9

(Percent)	1Q	4Q	3Q	2Q	1Q
	2004	2003	2003	2003	2003
Net charge-offs ratios*
Commercial	0.64	1.14	1.33	1.35	1.54
Lease financing	1.75	1.19	1.52	2.11	1.78
Total commercial	0.78	1.15	1.35	1.44	1.57

Commercial mortgages	0.09	0.20	0.12	0.19	0.06
Construction and development	0.29	0.16	0.25	0.14	0.06
Total commercial real estate	0.14	0.19	0.15	0.17	0.06

Residential mortgages	0.22	0.21	0.24	0.24	0.24

Credit card	4.34	4.33	4.20	4.80	5.17
Retail leasing	0.71	0.76	0.83	0.88	0.98
Home equity and second mortgages	0.59	0.62	0.70	0.72	0.76
Other retail	1.38	1.57	1.55	1.59	1.69
Total retail	1.45	1.53	1.54	1.63	1.75

Total net charge-offs	0.79	0.95	1.02	1.10	1.16

Delinquent loan ratios - 90 days or more past due excluding nonperforming loans**
Commercial	0.06	0.06	0.11	0.09	0.10
Commercial real estate	0.01	0.02	0.01	0.02	0.03
Residential mortgages	0.56	0.61	0.63	0.65	0.82
Retail	0.54	0.56	0.57	0.63	0.71
Total loans	0.27	0.28	0.29	0.30	0.34

Delinquent loan ratios - 90 days or more past due including nonperforming loans**
Commercial	1.67	1.97	2.31	2.27	2.33
Commercial real estate	0.85	0.82	0.75	0.82	0.85
Residential mortgages	0.87	0.91	0.98	1.13	1.37
Retail	0.59	0.62	0.63	0.70	0.77
Total loans	1.03	1.14	1.27	1.32	1.40

*	annualized and calculated on average loan balances

**	ratios are expressed as a percent of ending loan balances

     The overall level of net charge-offs in the first quarter of 2004 reflected the Company’s ongoing efforts to reduce the overall risk profile of the organization. Net charge-offs are expected to continue to trend modestly lower.

U.S. Bancorp Reports First Quarter 2004 Results
April 20, 2004

ASSET QUALITY					Table 10

($ in millions)	Mar 31	Dec 31	Sep 30	Jun 30	Mar 31
	2004	2003	2003	2003	2003
Nonperforming loans
Commercial	$510.7	$623.5	$793.9	$795.2	$808.4
Lease financing	115.6	113.3	111.6	126.6	129.4

Total commercial	626.3	736.8	905.5	921.8	937.8
Commercial mortgages	184.9	177.6	161.5	182.0	174.6
Construction and development	43.6	39.9	40.2	35.3	46.1

Commercial real estate	228.5	217.5	201.7	217.3	220.7
Residential mortgages	42.1	40.5	46.1	56.0	57.4
Retail	20.4	25.2	21.6	24.2	23.9

Total nonperforming loans	917.3	1,020.0	1,174.9	1,219.3	1,239.8

Other real estate	76.0	72.6	70.4	71.5	66.2
Other nonperforming assets	53.3	55.5	73.0	68.9	56.6

Total nonperforming assets*	$1,046.6	$1,148.1	$1,318.3	$1,359.7	$1,362.6

Accruing loans 90 days or more past due	$319.2	$329.4	$352.4	$360.7	$403.5

Nonperforming assets to loans plus ORE (%)	0.87	0.97	1.10	1.14	1.16

*	does not include accruing loans 90 days or more past due

     Nonperforming assets at March 31, 2004, totaled $1,046.6 million, compared with $1,148.1 million at December 31, 2003, and $1,362.6 million at March 31, 2003. The ratio of nonperforming assets to loans and other real estate was .87 percent at March 31, 2004, compared with .97 percent at December 31, 2003, and 1.16 percent at March 31, 2003. Given the Company’s ongoing efforts to reduce the overall risk profile of the organization, nonperforming assets are expected to continue to trend lower.

U.S. Bancorp Reports First Quarter 2004 Results
April 20, 2004

CAPITAL POSITION					Table 11

($ in millions)	Mar 31	Dec 31	Sep 30	Jun 30	Mar 31
	2004	2003	2003	2003	2003
Total shareholders’ equity	$19,452	$19,242	$19,771	$19,521	$18,862
Tier 1 capital	14,499	14,623	14,589	13,950	13,215
Total risk-based capital	21,559	21,710	21,859	21,392	20,242

Common equity to assets	10.1%	10.2%	10.5%	10.0%	10.4%
Tangible common equity to assets	6.4	6.5	6.6	6.0	6.0
Tier 1 capital ratio	8.9	9.1	9.0	8.5	8.2
Total risk-based capital ratio	13.3	13.6	13.5	13.0	12.6
Leverage ratio	8.0	8.0	8.0	7.8	7.6

     Total shareholders’ equity was $19.5 billion at March 31, 2004, compared with $18.9 billion at March 31, 2003. The increase was the result of corporate earnings offset primarily by dividends, including the special dividend of $685 million related to the spin-off of Piper Jaffray Companies, and share buybacks.

     Tangible common equity to assets was 6.4 percent at March 31, 2004, compared with 6.5 percent at December 31, 2003, and 6.0 percent at March 31, 2003. The Tier 1 capital ratio was 8.9 percent at March 31, 2004, compared with 9.1 percent at December 31, 2003, and 8.2 percent at March 31, 2003. The total risk-based capital ratio was 13.3 percent at March 31, 2004, compared with 13.6 percent at December 31, 2003, and 12.6 percent at March 31, 2003. The leverage ratio was 8.0 percent at March 31, 2004, compared with 8.0 percent at December 31, 2003, and 7.6 percent at March 31, 2003. All regulatory ratios continue to be in excess of stated “well capitalized” requirements.

U.S. Bancorp Reports First Quarter 2004 Results
April 20, 2004

COMMON SHARES					Table 12

(Millions)	1Q	4Q	3Q	2Q	1Q
	2004	2003	2003	2003	2003
Beginning shares outstanding	1,922.9	1,927.4	1,924.5	1,919.0	1,917.0

Shares issued for stock option and stock purchase plans, acquisitions and other corporate purposes	12.1	10.5	2.9	5.5	2.0
Shares repurchased	(33.8)	(15.0)	—	—	—

Ending shares outstanding	1,901.2	1,922.9	1,927.4	1,924.5	1,919.0

On December 16, 2003, the board of directors of U.S. Bancorp approved an authorization to repurchase 150 million shares of outstanding common stock during the following 24 months. During the first quarter of 2004, the Company repurchased 33.8 million shares of common stock in both open market and privately negotiated transactions. As of March 31, 2004, there were approximately 108 million shares remaining to be repurchased under the current authorization.

U.S. Bancorp Reports First Quarter 2004 Results
April 20, 2004

LINE OF BUSINESS FINANCIAL PERFORMANCE*						Table 13

($ in millions)
	Net Operating Earnings**			Percent Change		1Q 2004
	1Q	4Q	1Q	1Q04 vs	1Q04 vs	Earnings
Business Line	2004	2003	2003	4Q03	1Q03	Composition
Wholesale Banking	$264.7	$234.8	$226.0	12.7	17.1	26%
Consumer Banking***	321.2	367.7	349.5	(12.6)	(8.1)	32
Private Client, Trust and Asset Management	123.8	117.6	98.0	5.3	26.3	12
Payment Services	160.5	163.3	132.9	(1.7)	20.8	16
Treasury and Corporate Support	138.2	91.9	89.2	50.4	54.9	14

Consolidated Company	$1,008.4	$975.3	$895.6	3.4	12.6	100%

*	preliminary data

**	earnings before merger and restructuring-related items and discontinued operations

***	In 1Q04 Consumer Banking’s retail banking business grew net operating earnings by 8.5 percent and 18.6 percent over 4Q03 and 1Q03, respectively. The Consumer Bank’s mortgage banking business profitability declined in 1Q04 due to MSR impairment of $109.3 million that was not offset by realizing securities gains in the quarter.

Lines of Business

     Within the Company, financial performance is measured by major lines of business which include Wholesale Banking, Consumer Banking, Private Client, Trust and Asset Management, Payment Services, and Treasury and Corporate Support. These operating segments are components of the Company about which financial information is available and is evaluated regularly in deciding how to allocate resources and assess performance. Designations, assignments and allocations may change from time to time as management systems are enhanced, methods of evaluating performance or product lines change or business segments are realigned to better respond to our diverse customer base. During 2004, a methodology change was made to allocate operational expenses incurred by Treasury and Corporate Support on behalf of the other major lines of business back to the appropriate operating segment. These allocations are identified as net shared services expense on the business lines’ income statements. Accordingly, results for 2003 have been restated and presented on a comparable basis.

     Wholesale Banking offers lending, depository, treasury management and other financial services to middle market, large corporate and public sector clients. Wholesale Banking

U.S. Bancorp Reports First Quarter 2004 Results
April 20, 2004

contributed $264.7 million of the Company’s operating earnings in the first quarter of 2004, a 17.1 percent increase over the same period of 2003 and a 12.7 percent increase over the fourth quarter of 2003. The increase in Wholesale Banking’s first quarter 2004 contribution over the first quarter of 2003 was the result of favorable variances in total noninterest expense (5.5 percent) and the provision for credit losses (70.4 percent), partially offset by a decrease in total net revenue (4.6 percent). Total net revenue in the first quarter of 2004 was lower than in the first quarter of 2003, reflecting unfavorable variances in both net interest income (5.3 percent) and noninterest income (3.4 percent). The decrease in net interest income was primarily due to declines in average total loans outstanding (6.2 percent), partially offset by higher average total deposits (4.6 percent). Although treasury management fees were higher (9.7 percent) year-over-year, the growth was more than offset by unfavorable variances in commercial products revenue (5.9 percent), primarily conduit servicing fees, and other revenue. The increase in treasury management fees was principally driven by a change during the third quarter of 2003 in the Federal government’s payment methodology for treasury management services from compensating balances to fees. Wholesale Banking’s favorable variance in total noninterest expense year-over-year was driven by a decrease in other expense, the result of lower loan workout-related expense relative to the first quarter of 2003, partially offset by an increase in net shared services expense, which is primarily driven by customer transaction volume and account activities. The decrease in the provision for credit losses year-over-year was the result of a reduction in net charge-offs. The increase in Wholesale Banking’s contribution to operating earnings in the first quarter of 2004 over the fourth quarter of 2003 was the net result of favorable variances in total noninterest expense (4.4 percent) and the provision for credit losses, partially offset by slightly lower total net revenue (.2 percent). Total net revenue in the first quarter of 2004 was lower than the previous quarter due to lower net interest income (2.8 percent) partially offset by growth in noninterest income (5.6 percent). The change in net interest income reflected reductions from the prior quarter in the business line’s average loans outstanding and average deposits. The growth quarter-to-quarter in noninterest income was attributed to higher commercial products revenue, primarily syndication revenue, lease residual gains and letter of credit fees. The decrease in noninterest expense was principally due to lower loan-related expense. Lower net charge-offs from improving credit quality drove the favorable variance in provision for credit losses.

U.S. Bancorp Reports First Quarter 2004 Results
April 20, 2004

     Consumer Banking delivers products and services to the broad consumer market and small businesses through banking offices, telemarketing, on-line services, direct mail and automated teller machines (“ATMs”). It encompasses community banking, metropolitan banking, small business banking, including lending guaranteed by the Small Business Administration, small-ticket leasing, consumer lending, mortgage banking, workplace banking, student banking, 24-hour banking, and investment product and insurance sales. Consumer Banking contributed $321.2 million of the Company’s operating earnings in the first quarter of 2004, an 8.1 percent decrease from the same period of 2003 and a 12.6 percent decline from the fourth quarter of 2003. While the retail banking business segment grew net operating earnings by 18.6 percent and 8.5 percent over the first quarter of 2003 and the fourth quarter of 2003, respectively, the contribution of the mortgage banking business declined. The decrease in the mortgage banking business from the first quarter of 2003 was primarily the result of a reduction in gains on the sale of securities of $105.8 million that, generally, are utilized by the Company to offset impairment of mortgage servicing rights. In the first quarter of 2004, the Company elected not to sell higher yielding securities to offset MSR impairment within the mortgage banking business segment.

     For the Consumer Banking business, as a whole, the unfavorable variance in gains on the sale of securities was partially offset with favorable variances in net interest income (.4 percent), noninterest income (9.7 percent), total noninterest expense (2.2 percent) and the provision for credit losses (3.9 percent). Net interest income improved year-over-year (.4 percent), the result of increases in average loans and average core deposits, partially offset by a decline in the business line’s net interest margin. Noninterest income also improved in the first quarter of 2004 over the same period of 2003, primarily due to growth in deposit service charges, investment products fees and commissions and other revenue. Other revenue was higher due to lower lease residual losses relative to the first quarter of 2003. Total noninterest expense in the first quarter of 2004 was lower than the first quarter of 2003 (2.2 percent), mainly due to favorable changes in net shared services expense and lower MSR impairment relative to 2003. A reduction in net charge-offs year-over-year drove the positive variance in the business line’s provision for credit losses. The decline in Consumer Banking’s contribution in the first quarter of 2004 from the fourth quarter of 2003 was primarily the result of the recognition of $109.3 million of MSR impairment in 2004. Offsetting this unfavorable variance were positive changes in total net revenue (1.0 percent), noninterest expense (3.8 percent) and the provision for credit losses (1.2 percent).

U.S. Bancorp Reports First Quarter 2004 Results
April 20, 2004

     Private Client, Trust and Asset Management provides trust, private banking, financial advisory, investment management and mutual fund and alternative investment product services through five businesses: Private Client Group, Corporate Trust, Asset Management, Institutional Trust, and Custody and Fund Services, LLC. Private Client, Trust and Asset Management contributed $123.8 million of the Company’s operating earnings in the first quarter of 2004, 26.3 percent higher than the same period of 2003 and 5.3 percent higher than the fourth quarter of 2003. The favorable variance in the business line’s contribution in the first quarter of 2004 over the first quarter of 2003 was the result of favorable variances in total net revenue (12.0 percent) and total noninterest expense (2.1 percent). Higher average total deposit balances (45.5 percent) favorably impacted net interest income year-over-year, while noninterest income benefited from higher asset management revenue due to improving equity market valuations. The favorable variance in expense was primarily due to business line cost savings year-over-year and slightly lower intangible amortization. The increase in the business line’s contribution (5.3 percent) in the first quarter of 2004 over the fourth quarter of 2003 was the result of higher total net revenue (2.0 percent), lower total noninterest expense (1.4 percent) and a decrease in the provision for credit losses. The increase in net interest income from the fourth quarter of 2003 to the first quarter of 2004 was primarily driven by an increase in average total deposits (8.2 percent), while noninterest income benefited from higher equity market valuations.

     Payment Services includes consumer and business credit cards, corporate and purchasing card services, consumer lines of credit, ATM processing, merchant processing, and debit cards. Payment Services contributed $160.5 million of the Company’s operating earnings in the first quarter of 2004, a 20.8 percent increase over the same period of 2003, but a 1.7 percent decrease over the fourth quarter of 2003. The increase in Payment Services’ contribution in the first quarter of 2004 from the same period of 2003 was the result of higher total net revenue (5.2 percent) and a lower provision for credit losses (14.6 percent). The increase in total net revenue year-over-year was primarily due to growth in noninterest income (10.5 percent), partially offset by lower net interest income (7.1 percent), which reflected lower spreads on retail credit cards and a reduction in late fees relative to the prior year’s quarter. The increase in noninterest income was principally the result of growth in credit and debit card revenue (11.1 percent), corporate payment products revenue (10.2 percent) and merchant processing services revenue (10.8 percent). Although credit and debit card revenue was negatively impacted in the first quarter of 2004 by the VISA debit card

U.S. Bancorp Reports First Quarter 2004 Results
April 20, 2004

settlement and higher customer loyalty rewards expense, increases in transaction volumes and other rate adjustments more than offset these detrimental changes. The decrease in Payment Services’ contribution in the first quarter of 2004 from the fourth quarter of 2003 was primarily due to seasonally lower total net revenue (2.1 percent), offset by a reduction in the provision for credit losses, the result of a favorable change in net charge-offs.

     Treasury and Corporate Support includes the Company’s investment portfolios, funding, capital management and asset securitization activities, interest rate risk management, the net effect of transfer pricing related to average balances and business activities managed on a corporate basis, including enterprise-wide operations and administrative support functions. Operational expenses incurred by Treasury and Corporate Support on behalf of the other business lines are allocated back primarily based on customer transaction volume and account activities to the appropriate business unit and are identified as net shared services expense. Treasury and Corporate Support recorded operating earnings of $138.2 million in the first quarter of 2004, compared with operating earnings of $89.2 million in the first quarter of 2003 and $91.9 million in the fourth quarter of 2003. The increase in operating earnings in the current quarter over the first quarter of 2003 was largely the net result of a $90.0 million reduction in income tax expense related to the resolution of federal tax examinations for the years 1995 through 1999 and a $35.4 million charge associated with the prepayment of a portion of the Company’s debt in the first quarter of 2004. In addition, revenue declined year-over-year due to a $35.8 million decrease in gains on the sale of securities. The favorable variance in operating earnings in the first quarter of 2004 over the fourth quarter of 2003 was principally the net result of the reduction in income tax expense and the charge associated with the prepayment of debt, as well as lower revenue from equity investments relative to the fourth quarter of 2003.

     Additional schedules containing more detailed information about the Company’s business line results are available on the web at usbank.com or by calling Investor Relations at 612-303-0781.

U.S. Bancorp Reports First Quarter 2004 Results
April 20, 2004

CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER, JERRY A. GRUNDHOFER, AND VICE CHAIRMAN AND CHIEF FINANCIAL OFFICER, DAVID M. MOFFETT, WILL HOST A CONFERENCE CALL TO REVIEW THE FINANCIAL RESULTS ON TUESDAY, April 20, 2004, AT 3:00 p.m. (CDT). To access the conference call, please dial 800-540-0559 and ask for the U.S. Bancorp earnings conference call. Participants calling from outside the United States, please call 785-832-1508. For those unable to participate during the live call, a recording of the call will be available approximately one hour after the conference call ends on Tuesday, April 20, 2004, and will run through Tuesday, April 27, 2004, at 11:00 p.m. (CDT). To access the recorded message dial 888-276-5315. If calling from outside the United States, please dial 402-220-2332.

     Minneapolis-based U.S. Bancorp (“USB”), with $192 billion in assets, is the 7th largest financial services holding company in the United States. The company operates 2,275 banking offices and 4,472 ATMs, and provides a comprehensive line of banking, brokerage, insurance, investment, mortgage, trust and payment services products to consumers, businesses and institutions. U.S. Bancorp is the parent company of U.S. Bank. Visit U.S. Bancorp on the web at usbank.com.

U.S. Bancorp Reports First Quarter 2004 Results
April 20, 2004

Forward-Looking Statements

     This press release contains forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. These statements often include the words “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions. These forward-looking statements cover, among other things, anticipated future revenue and expenses, and the future prospects of the Company. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated, including the following, in addition to those contained in the Company’s reports on file with the SEC: (i) general economic or industry conditions could be less favorable than expected, resulting in a deterioration in credit quality, a change in the allowance for credit losses, or a reduced demand for credit or fee-based products and services; (ii) changes in the domestic interest rate environment could reduce net interest income and could increase credit losses; (iii) inflation, changes in securities market conditions and monetary fluctuations could adversely affect the value or credit quality of the Company’s assets, or the availability and terms of funding necessary to meet the Company’s liquidity needs; (iv) changes in the extensive laws, regulations and policies governing financial services companies could alter the Company’s business environment or affect operations; (v) the potential need to adapt to industry changes in information technology systems, on which the Company is highly dependent, could present operational issues or require significant capital spending; (vi) competitive pressures could intensify and affect the Company’s profitability, including as a result of continued industry consolidation, the increased availability of financial services from non-banks, technological developments, or bank regulatory reform; (vii) changes in consumer spending and savings habits could adversely affect the Company’s results of operations; (viii) changes in the financial performance and condition of the Company’s borrowers could negatively affect repayment of such borrowers’ loans; (ix) acquisitions may not produce revenue enhancements or cost savings at levels or within time frames originally anticipated, or may result in unforeseen integration difficulties; (x) capital investments in the Company’s businesses may not produce expected growth in earnings anticipated at the time of the expenditure; and (xi) acts or threats of terrorism, and/or political and military actions taken by the U.S. or other governments in response to acts or threats of terrorism or otherwise could adversely affect general economic or industry conditions. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events.

###

U.S. Bancorp
Consolidated Statement Of Income

	Three Months Ended
(Dollars and Shares in Millions, Except Per Share Data)	March 31,
(Unaudited)	2004	2003
Interest Income
Loans	$1,747.0	$1,836.7
Loans held for sale	19.9	59.6
Investment securities
Taxable	464.0	396.1
Non-taxable	5.3	8.9
Other interest income	21.9	29.9

Total interest income	2,258.1	2,331.2
Interest Expense
Deposits	227.0	306.6
Short-term borrowings	49.9	39.5
Long-term debt	185.9	184.3
Company-obligated mandatorily redeemable preferred securities of subsidiary trusts holding solely the junior subordinated debentures of the parent company	23.5	31.4

Total interest expense	486.3	561.8

Net interest income	1,771.8	1,769.4
Provision for credit losses	235.0	335.0

Net interest income after provision for credit losses	1,536.8	1,434.4
Noninterest Income
Credit and debit card revenue	141.8	127.4
Corporate payment products revenue	94.8	86.0
ATM processing services	42.2	42.4
Merchant processing services	141.1	127.3
Trust and investment management fees	248.6	228.6
Deposit service charges	185.2	163.2
Treasury management fees	117.5	112.0
Commercial products revenue	110.4	104.2
Mortgage banking revenue	94.2	95.4
Investment products fees and commissions	39.3	35.1
Securities gains, net	—	140.7
Other	103.2	103.8

Total noninterest income	1,318.3	1,366.1
Noninterest Expense
Compensation	535.8	546.0
Employee benefits	100.2	91.7
Net occupancy and equipment	155.7	161.3
Professional services	32.4	26.4
Marketing and business development	35.3	29.8
Technology and communications	101.7	104.9
Postage, printing and supplies	61.6	60.4
Other intangibles	226.1	235.1
Merger and restructuring-related charges	—	17.6
Other	206.1	181.4

Total noninterest expense	1,454.9	1,454.6

Income from continuing operations before income taxes	1,400.2	1,345.9
Applicable income taxes	391.8	461.8

Income from continuing operations	1,008.4	884.1
Income (loss) from discontinued operations (after-tax)	—	.7

Net income	$1,008.4	$884.8

Earnings Per Share
Income from continuing operations	$.53	$.46
Discontinued operations	—	—

Net income	$.53	$.46

Diluted Earnings Per Share
Income from continuing operations	$.52	$.46
Discontinued operations	—	—

Net income	$.52	$.46

Dividends declared per share	$.240	$.205

Average common shares	1,915.4	1,919.0
Average diluted common shares	1,941.1	1,925.6

U.S. Bancorp
Consolidated Ending Balance Sheet

	March 31,	December 31,	March 31,
(Dollars in Millions)	2004	2003	2003
	(Unaudited)		(Unaudited)
Assets
Cash and due from banks	$7,177	$8,630	$8,910
Investment securities
Held-to-maturity	137	152	220
Available-for-sale	45,268	43,182	30,231
Loans held for sale	1,644	1,433	3,102
Loans
Commercial	39,006	38,526	42,011
Commercial real estate	27,215	27,242	26,893
Residential mortgages	13,717	13,457	10,329
Retail	39,945	39,010	37,939

Total loans	119,883	118,235	117,172
Less allowance for loan losses	(2,238)	(2,369)	(2,409)

Net loans	117,645	115,866	114,763
Premises and equipment	1,924	1,957	1,655
Customers’ liability on acceptances	148	121	140
Goodwill	6,095	6,025	6,332
Other intangible assets	2,025	2,124	2,181
Other assets	10,030	9,796	14,697

Total assets	$192,093	$189,286	$182,231

Liabilities and Shareholders’ Equity
Deposits
Noninterest-bearing	$31,086	$32,470	$34,459
Interest-bearing	74,262	74,749	68,909
Time deposits greater than $100,000	13,616	11,833	11,853

Total deposits	118,964	119,052	115,221
Short-term borrowings	13,431	10,850	6,576
Long-term debt	30,851	31,215	32,068
Junior subordinated debentures issued to unconsolidated subsidiary trusts *	2,717	2,601	2,983
Acceptances outstanding	148	121	140
Other liabilities	6,530	6,205	6,381

Total liabilities	172,641	170,044	163,369
Shareholders’ equity
Common stock	20	20	20
Capital surplus	5,832	5,851	5,823
Retained earnings	15,059	14,508	13,596
Less treasury stock	(1,853)	(1,205)	(1,222)
Other comprehensive income	394	68	645

Total shareholders’ equity	19,452	19,242	18,862

Total liabilities and shareholders’ equity	$192,093	$189,286	$182,231

*	Amounts prior to 2004 represented Company-obligated mandatorily redeemable preferred securities. The subsidiary grantor trusts, which issue mandatorily redeemable preferred securities, were de-consolidated under the provisions of FIN 46 on March 31, 2004.